EXHIBIT 99.1


Conference Call Transcript
FBR - FBR's 1Q05 Preliminary Earnings Results
Event Date/Time: Apr. 26. 2005 / 9:00AM ET
Event Duration: N/A


CORPORATE PARTICIPANTS
Kurt Harrington, CFO
Eric Billings, Co-Chairman, Co-CEO
Bill Ginivan, Chief Legal Officer
Rick Hendrix, President & COO
Rock Tonkel, President & Head of Investment Banking

CONFERENCE CALL PARTICIPANTS
Richard Herr, KBW - Analyst
KP Ambrecht, Millenium - Analyst
Mitch Lester, Lester Brothers Capital - Analyst
Jason Nichols, GLG Partners - Analyst
Ben Atkinson, Gagnon - Analyst
Bernard Krig, Haven Funds - Analyst
Ariel Warszawski, Elm Ridge Capital - Analyst


PRESENTATION

Operator

At this time I would like to welcome everyone to FBR's preliminary first-quarter 2005 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Mr. Kurt Harrington, Chief Financial Officer. Please go ahead, sir.

Kurt Harrington - FBR - CFO

Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations of current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and in Quarterly Reports on Form 10-Q. I would now like to turn over the call to FBR Group's Co-Chairman and Co-Chief Executive Officer, Eric Billings. Also joining us this morning are Rick Hendrix, President and Chief Operating Officer; Rock Tonkel, President and Head of Investment Banking; and Bill Ginivan, our Chief Legal Officer.

Eric Billings - FBR - Co-Chairman, Co-CEO

Good morning everybody. This is Eric Billings. We hope all of you have had a chance to review our press release from last night. We were all disappointed by our first-quarter results in absolute terms and relative to our expectations.

I want to focus this morning on what has changed since March our 17th call - what we didn't see then and why and how we see the business going forward.

Before I do, however, I want to stress that we continue to believe in the fundamental strengths of our capital markets and principal investment businesses. This quarter has tested us for sure - and we all know that our businesses can be lumpy at times - but we are optimistic about our future performance.

As you have seen, the preliminary results for the quarter indicate that we earned net after-tax income of $22 million to $25 million, or $0.13 to $0.15 per share on revenues of $163 million. We had previously guided earnings of $0.30 to $0.34 cents per share. Subsequent to the date of that guidance, there have been several developments which have combined to cause our preliminary results to fall short of our expectations.

First, net income attributable to capital markets was approximately $10 million or about $0.06 per share less than anticipated. The biggest single item contributing to the shortfall was a banking transaction that slipped from the first-quarter to the second-quarter. Importantly, that transaction which generated approximately $14 million in revenue, has now been completed, and it will be reflected in our second-quarter results.

Second, the $7.5 million reserve for the potential settlement of the previously disclosed regulatory investigation into the PIPE transaction we completed in 2001 reduced earnings by approximately $0.05 per share.

Third, several of our merchant banking companies chose to wait until the second-quarter to declare their first-quarter dividends, paying no dividend during the first-quarter. But this should result in investors receiving two dividends in the fourth quarter of this year. This timing difference reduced net income by approximately $3 million or about $0.02 per share.

Fourth, income related to our alternative asset funds, including both fees and the mark-to-market of our investment in those funds, was negatively impacted by performance late in the quarter. The total impact of the shortfall in these areas was approximately $3 million or about $0.02 per share.

Finally, professional services and other corporate expenses, mainly legal fees, ran substantially higher than we expected in mid-March. The single biggest component of these expenses was legal fees related to the previously mentioned regulatory investigation. The total impact of these expenses was about $3 million or $0.02 per share.

Despite these results we are confident in the fundamental character of our business, and we believe that we will continue to deliver acceptable returns on equity.

Further, we believe that we will earn and pay the current dividend rate even in a difficult environment, one which would include all of the following:

        o short-term  interest rates increasing in line with the forward
          LIBOR curve,
        o modest levels of merchant banking gains of about $4 million a quarter on average,
        o capital markets revenues falling to about $400 million from approximately $525 million last year, and
        o a nonconforming portfolio building to approximately $6.5 billion.

We will earn and pay the current dividend rate even under those circumstances.

With that said, the expectations around which we have built the business assumes LIBOR not rising above 3.5% this year, dividends and gains from merchant banking of about $15 million per quarter on average, and capital markets revenue of approximately $550 million for the year with a breakeven in capital markets of about $280 million. Including these assumptions and a year-end nonconforming portfolio of approximately $8 billion, the business overall would be generating about a 20% return on equity.

This was a difficult quarter in many respects, particularly regarding the announced departure of Emanuel Friedman, our Co-Founder, Co-CEO and Co-Chairman. We are all saddened by his impending departure, and we will miss him in many ways. Operationally, Manny had overseen the management team of our alternate asset management businesses. Rick Hendrix, our Chief Operating Officer, will now oversee this same management group. All other management operations will continue as they have for the past couple of years.

In addition, as we disclosed earlier, our first-quarter results included a reserve for costs related to an ongoing regulatory investigation regarding a PIPE transaction we completed in 2001. The decision to take the reserve reflects our belief that we are close to a settlement in this matter. We hope to communicate with you in the very near future regarding this settlement, but cannot expound at this time.

In closing, our confidence in the strength of our core business has not changed. The last quarter is behind us, and we are approaching the balance of 2005 optimistically and committed to a return to the level of profitability that we have come to expect from ourselves while protecting the dividend. Thank you. Before we move into the Q&A, I would like to ask Bill Ginivan, our General Counsel, to make a few comments.

Bill Ginivan - FBR - Chief Legal Officer

Good morning. This is Bill Ginivan. As you know our press release discusses a $7.5 million charge due to a potential settlement of SEC and NASD investigations concerning a 2001 PIPE transaction. We believe we will be able to release more information concerning the possible settlement shortly. I would like to note that the investigations and possible settlement, as previously disclosed, concern the activities of our broker-dealer subsidiary and not, as some have speculated, FBR hedge funds. Until we are closer to a settlement, we cannot discuss this matter further. Therefore, please do not ask questions concerning this matter as we are not able to respond at this time. Thank you.

Eric Billings - FBR - Co-Chairman, Co-CEO

We'd like to open the call to questions now, please.


QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Richard Herr with KBW.

Richard Herr, KBW - Analyst

Thanks for having the update. Eric, you went kind of quickly through the discussion about merchant banking gains at $4 million a quarter and the investment banking revenues of $400 million, down from $525 million. Is that why you have been saying $15 to $20 million a quarter in gains? Is this kind of a new run rate we can expect?

Eric Billings - FBR - Co-Chairman, Co-CEO

No, what we have tried to do here is really do two different things. First of all, we have had many, many questions about the core dividend and what would it take for us to be able to pay the core dividend. What we wanted to do was provide information as to what could happen in all aspects of the business and still allow us to still pay the core dividend - that was the first part of that discussion. In that regard, if merchant banking gains fell to those levels, if our nonconforming portfolio builds to $6.5 billion, and if capital market revenues fell to $400 million from last year's $525 million - if all of those things occur - we would still pay the core dividend.

Having said that, we want to be very clear that we believe that, as we build out our business, the cost structure of our business is predicated on the fact that we anticipate capital markets revenues this year to be $550 million. As I think many of you know, we are working on at least one very large transaction that is not included in that number. We also are looking for a build-out of our nonprime portfolio to approximately $8 billion. This is a little bit reduced from the last time when we spoke of $10 billion by year end.

This is a better assessment of what we think at this time and is very reasonable by year end. It also assumes that the forward LIBOR curve or the Fed Funds rate will move to about 350 basis points and then pause. That is what we anticipate, but again we certainly want people to put in their own expectations as it relates to that. If that occurs, then, as we said, we would achieve a return on equity of approximately 20%. And that is clearly what we think our business model will provide us for this year. But we wanted the model to answer any questions about what it would take for us to be able to pay the core dividend, and that was the purpose of the first part of the discussion.

Richard Herr - KBW - Analyst

Could you talk a little bit about the investment banking transaction that got moved back to this quarter. Looking at the publicly disclosed transactions, Online Resources looked to be the deal - a $40 million follow-on. Was that the $14 million fee?

Eric Billings - FBR - Co-Chairman, Co-CEO

It was a private 144A transaction. It was approximately a $200 million transaction that we completed earlier in April.

Richard Herr - KBW - Analyst

The $8 billion nonprime portfolio is kind of a new thing. Why are you bringing that down from the $10 to $10.5 billion range discussed earlier?

Eric Billings - FBR - Co-Chairman, Co-CEO

It's really just an expectation based on our ability to transition the portfolio. We are very optimistic right now, not only about origination through our First NLC wholly-owned subsidiary, which is doing a great job, but also we think it's a very good time to be purchasing assets in the nonconforming sector, as we stated before. We can purchase at fairly attractive prices very good product, but as we do that and try to build a portfolio along the lines that we're looking for, we believe that $8 billion is a number that we are more comfortable with right now than $10 billion.

Richard Herr - KBW - Analyst

Did you purchase any loans in the quarter?

Rick Hendrix - FBR - President & COO

We entered into some purchase agreements in the first-quarter. We didn't close any of those until the second quarter, although we did obviously add assets through the production of First NLC in the first-quarter.

Richard Herr - KBW - Analyst

Can you disclose what size the loan portfolio is right now?

Rick Hendrix - FBR - President & COO

Not currently. You can see in the press release that the loan portfolio was roughly $800 million at the end of the quarter.

Operator

(OPERATOR INSTRUCTIONS). KP Ambrecht with Millenium.

KP Ambrecht - Millenium - Analyst

Just on the MBS portfolio, can you give us a little bit more color on what we should be expecting here? It looks like the leverage increased from 11.2 to 12.5, and the duration increased. It looks like you're taking a little bit more risk for continuing compression in that spread.

Rick Hendrix - FBR - President & COO

The durations increased as they will in this asset class as rates increase. This is a negatively correlated security, and the durations didn't increase, frankly, as much as we might have expected given the rate rise. But, in terms of taking more risk, we not adding to the agency portfolio today. So we have not changed the strategy there at all; we're not leveraging the portfolio. The increase in leverage is primarily attributable to the reduction in Other Comprehensive Income, which is basically just a markdown on a mark-to-market basis for that portfolio. We are not taking more risk there, we're not increasing our purchases there, or increasing leverage. But, on a reported basis, leverage goes up as the value of the assets falls on a mark-to-market basis.

KP Ambrecht - Millenium - Analyst

Okay. What do you think (indiscernible)?

Rick Hendrix - FBR - President & COO

Well, it really gets into what your expectations are for rates. We reported net interest margin of just less than 100 basis points for the first-quarter. Currently, net interest margin is below that. But we are getting improvements in yield, as we have talked about in previous calls. If you look at our cost of funds fourth-quarter to first-quarter, our cost of funds was up roughly 50 basis points. We picked up almost 25 basis points in yield, which is what we been talking about and what we are expecting.

You can run a bunch of different models. It all gets down to how far and how fast the Fed raises. And, if you use a 350 model, the spread is going to bottom for a month or two sub-50 basis points, but on a full-quarter basis it's going to be somewhere in front of the 50 basis points range. If the Fed moves further than that and faster than that, it is going to fall below there.

KP Ambrecht - Millenium - Analyst

Thank you.

Operator

Mitch Lester with Lester Brothers Capital.

Mitch Lester - Lester Brothers Capital - Analyst

Could you address, with Mr. Friedman's departure, does he have the ability, if he wanted to, to start up a competing operation? Are there non-compete clauses that shareholders of FBR should be made aware of?

Eric Billings - FBR - Co-Chairman, Co-CEO

We have absolutely no anticipation or expectation that Manny would create a competing firm or has any interest in activity like that at all.

Mitch Lester - Lester Brothers Capital - Analyst

Okay. Could you talk about any new compliance procedures at your firm?

Eric Billings - FBR - Co-Chairman, Co-CEO

Let me just say that our Company has had a history of a very, very strong compliance track record. We have thoroughly reviewed our compliance activity. This transaction took place in 2001, four years ago, and there have been, obviously, many regulatory actions on a nationwide basis since this that have affected virtually all of the major firms in the United States. We have not been affected. We are, obviously, always monitoring to try to maintain the highest possible regulatory compliance standards that we can. And we are very, very confident that we are doing that. So we do that on a constant basis.

Mitch Lester - Lester Brothers Capital - Analyst

Thank you.

Operator

Jason Nichols with GLG Partners.

Jason Nichols - GLG Partners - Analyst

Just a question on the prime portfolio. When you announced the acquisition, you mentioned that you expected about $100 million in annualized revenues from the acquisition. Then in the fourth-quarter conference call you mentioned being in the $75 million to $80 million range. Now, with the reduction in expectation for the portfolio by year-end to $8 billion from $10 billion, I just wondered if you could give an update on what you expect from that acquisition in terms of annualized revenues?

Rick Hendrix - FBR - President & COO

To be honest with you, I'm not exactly sure which revenue guidance you are referring to. What we expect out of the acquisition is that FNLC is going to be at a run rate to originate nonconforming mortgages in the $5 billion annualized range. As we have disclosed in the press release, they did have a record quarter in the first-quarter that we owned them, generating about $400 million. That is in excess of $400 million in loans.

Our expectation for this business is that it is going to allow us to do a couple of things. It's going to allow us to build the portfolio more quickly than we might have otherwise, and it's going to allow us to do it with a lower cost than we would otherwise. But, specifically, with regard to revenues, to be honest with you I'm not exactly sure what you are referring to.

Jason Nichols - GLG Partners - Analyst

Okay. That is fine. This reduction in expectation for the year-end portfolio is subsequent to the fourth-quarter conference call. Is that right? Has there been a change in your outlook?

Rick Hendrix - FBR - President & COO

That is correct. That is really based on a couple of things. That is based on our experience to date in bidding on third party portfolios. We have always been very disciplined with regard to how we put our agency portfolio together. We are going to exhibit similar discipline in putting together the nonprime portfolio. And it is also a reflection of the fact that we think we will probably sell more of the NLC production than we anticipated at that time.

Jason Nichols - GLG Partners - Analyst

Thanks a lot.

Operator

Ben Atkinson with Gagnon

Ben Atkinson - Gagnon - Analyst

On the nonprime loans, could you talk a little bit about what changes in spreads have been, and in gain on sale premiums, since the end of the quarter? And also could you talk a little bit more about why you are choosing to sell more of your production rather than hold it in the portfolio?

Rick Hendrix - FBR - President & COO

With regard to gain on sale, we haven't sold anything subsequent to the end of the quarter. So with regard to actual results, I can't give you a reflection of where that would be specifically in the FNLC production. I can tell you that, as we look at third-party portfolios, bids for nonconforming mortgages are very strong today. I would say, if anything, probably the ability to sell at a profit has been enhanced since the end of the quarter.

With regard to our decision to sell more, it's nothing more or less than, as we build this portfolio and as we look at owning the $5 billion originator, we have current run rate expenses in the origination business that we want to cover up through some gain-on-sale revenue. And so we are going to probably sell a little bit more of the production than we would have intended, which is going to provide an earnings stream that actually looks more like the long-term earnings out of this portfolio, as opposed to having a drag as we drove the portfolio against what our origination rate is.

Ben Atkinson - Gagnon - Analyst

Are your expenses higher than you anticipated previously?

Rick Hendrix - FBR - President & COO

They are not. In fact it looks like our cost to originate probably came in below what our expectations would have been for the first period in which we are going to own the company.

Ben Atkinson - Gagnon - Analyst

Can you give us any sense for that cost to originate and what you would anticipate you could get in gain on sale at this point?

Rick Hendrix - FBR - President & COO

These numbers are still preliminary, and we are still closing the books at NLC, so I would prefer not to give you a specific cost to originate number other than to say I believe it's going to be lower than we anticipated. And it clearly, in today's market, would provide us the ability to generate gains if we sell those loans.

Ben Atkinson - Gagnon - Analyst

Thank you.

Operator

Richard Herr with KBW.

Richard Herr - KBW - Analyst

I have here the $4 million a quarter in merchant banking gains and the run rate of investment banking and current dividend rates being maintained, is there something I am missing? Is there offset in maybe lowering expenses?

Rick Hendrix - FBR - President & COO

I don't believe so, Richard. By the way, that $400 million is capital markets, it's not just investment banking. But the $4 million in gains, that is an average number. It's not what we expect, as Eric indicated. We are using about a $280 million breakeven level in the capital markets business, but there is no real change in the expense level over any we've previously discussed.

Richard Herr - KBW - Analyst

That is helpful. If you could maybe comment on the pipeline.

Eric Billings  - FBR - Co-Chairman, Co-CEO

Richard? Richard we lost you.

Operator

It appears we have lost Mr. Herr. We will now proceed to the next question. Bernard Krig with Haven Funds.

Bernard Krig - Haven Funds - Analyst

Can you talk a little bit about how you're going to sell down some of the prime portfolio that you have if that is your intention, or if you're just going to increase leverage as you build the subprime portfolio out to $8 billion by year-end?

Rick Hendrix - FBR - President & COO

We don't intend to sell down in the agency portfolio. We do so from time to time, where we have opportunities and we think it makes sense to readjust the portfolio. Then, we will do some modest reductions in the portfolio. But I wouldn't look to see us selling the portfolio to take our leverage down. That is going to happen more in optimizing the returns in the portfolio.

Just through prepayments we expect to, on an annualized basis, basically, have the portfolio run itself down to about $8 million by the end of this year. This brings leverage down commensurately and frees-up in the neighborhood of $250 million of capital throughout the year that will be redeployed into the nonperforming portfolio.

Bernard Krig - Haven Funds - Analyst

Right, but that would still take overall leverage up pretty significantly because you're saying the run-up is going to be about $2 billion to $2.5 billion through year-end, and you're looking to add $8 billion to the portfolio?

Rick Hendrix - FBR - President & COO

That is about right.

Eric Billings - FBR - Co-Chairman, Co-CEO

The leverage goes in naturally because, in the nonprime area, we run a higher leverage factor than we do against the agency portfolio where we run at between 10 and 12 times. The nonprime portfolio runs to a higher leverage than that. And so the total leverage in the portfolio would naturally move up a little bit. Again, on a very balanced basis, and total equity leveraged to the balance sheet will stay well within previous guidelines and will be very low by capital market standards.

Bernard Krig - Haven Funds - Analyst

Since you're also taking a credit risk on the subprime side, why would you naturally assume that has to be run at higher leverage?

Rick Hendrix - FBR - President & COO

It's only higher leverage as a result of mark-to-market that is in the portfolio today. As you know, that has moved around in both directions for us over time. The reason that we have always run leverage of, call it 10 times, on a purchase basis in this portfolio is because rates can move. And, as a result, the mark-to-market may give a reported higher leverage than where it was when we purchased.

Eric Billings - FBR - Co-Chairman, Co-CEO

But very specifically, the difference between the nonprime and the agency is that the agency, because of the nature of the funding, is subject to mark-to-market markdowns and you can actually be required at certain levels to put more capital into the portfolio. That is not possible in the nonprime area - vis-a-vis securitization financing - where once you have completed a securitization financing, that financing is final and complete. And, so, you have no potential to add additional capital as you do in the agency portfolio. And that is the only reason.

Bernard Krig - Haven Funds - Analyst

How far are you guys along with doing the first securitization?

Rick Hendrix - FBR - President & COO

We actually completed our first securitization last week. It will close here in another 10 days or so.

Bernard Krig - Haven Funds - Analyst

Thank you.

Operator

Richard Herr with KBW.

Richard Herr - KBW - Analyst

Can you hear me guys? I apologize for the technical problems. I was just curious on your pipeline. I see KKR has announced they're going to go public, an $800 million IPO. Couple other deals in the pipeline look pretty significant. What is your confidence level of getting these done this quarter given the slowdown we see in the equity issuance market?

Rock Tonkel - FBR - President & Head of Investment Banking

Richard, the pipeline continues to progress nicely. Just to be clear, the pipeline continues to be in excess of $10 billion for engaged transactions. That does include the large transaction that Eric alluded to, which for purposes of the pipeline, we put at approximately $5 billion. But the business transactions can move from quarter to quarter, as we saw in this quarter, based on market developments.

We have a significant pipeline of filed transactions with several transactions of $250 million or above. So we feel confident about the capital markets business. The real estate business continues to be the market leader. The energy business is moving quickly to a leadership position. I believe we are the number two energy underwriter thus far this year for issuers with under market caps of $1 billion or under, and I think we are four or five overall.

So we are moving to a leadership position in energy. The private equity effort continues to progress nicely with the addition of a couple of transactions in the first quarter from new private equity relationships. And, naturally, the financial services platform is quite strong even if you don't include any significant activity from the residential mortgage REIT sector, which right now is volatile. So the business is progressing nicely, and that is what is behind Eric's comments regarding the scale of expectations for the capital markets platform for this year.

Richard Herr - KBW - Analyst

That is helpful. Just one last thing, just so we can possibly better gauge how the First NLC acquisition is going. Is there any thought to maybe providing us monthly mortgage production numbers, and maybe yields, as some of your peers do in that space?

Rick Hendrix - FBR - President & COO

Richard, this is just one part of our business, and it's not, from an organizational standpoint, the big driver for the business. We certainly will update people on our quarterly calls with regard to production volumes. But we don't participate right now in providing monthly information.

Richard Herr - KBW - Analyst

Thanks a lot.

Operator

Ariel Warszawski, Elm Ridge Capital - Analyst

Can you hear me? Just a question on your forward guidance and the way that you gave it in two pieces, which I thought was actually pretty useful. You are going to cover your dividend no matter what, but what would your GAAP EPS be in both scenarios? Can you give a little more clarity on that? Are you actually going to be paying your dividend effectively out of your GAAP book?

Eric Billings - FBR - Co-Chairman, Co-CEO

Ariel, we really don't give the sort of guidance which would kind of look like projections of earnings. What we really try to do - and we hope it's helpful to people - is give you specific information as to what each area does and the resulting profitability, and with this we think you can then make your own assessments. People may disagree with 3.5% Fed funds, for instance. They may disagree with other types of activities, loan volume originations, high or low, and you can adjust and make your own assumptions, and that would have an affect on what those earnings might be. But, clearly, if you look at around a 20% return on equity, which is what our business looks like as we look internally against these expectations - again, in no way are these projections, just as we look internally against these things - you could arrive at an approximate level of profitability.

Rick Hendrix - FBR - President & COO

Ariel, with regards to the other case where we are talking about paying the dividend, we're talking about earning the dividend and paying the dividend, not paying it out of capital.

Eric Billings - FBR - Co-Chairman, Co-CEO

Exactly.

Ariel Warszawski, Elm Ridge Capital - Analyst

But I guess in these structures, it seems like you can actually earn the dividend in the QRS and pay it out in the QRS in the cash produced there. Yet at the same time you can actually have GAAP losses, if you will, in the TRS structure. So in other words, what you are saying is your reported EPS, which I think is going to be $0.13 to $0.15 in the first quarter, did not cover your dividend. Under all of these scenarios, your GAAP EPS will be above $1.36 which is $.34 times four. Am I getting that right?

Eric Billings - FBR - Co-Chairman, Co-CEO

On a run rate basis going forward, that is exactly right, Ariel.

Ariel Warszawski, Elm Ridge Capital - Analyst

I see. In other words I should say $0.34, $0.34, $0.34 plus $0.13 to $0.15 is the minimum GAAP EPS you're guiding us to under the bad scenario?

Eric Billings - FBR - Co-Chairman, Co-CEO

That is exactly how we are looking at the business, Ariel. That is precisely right.

Ariel Warszawski, Elm Ridge Capital - Analyst

I appreciate the clarification. Thanks.

Operator

At this time we have no further questions. Gentlemen, are there any closing remarks?

Eric Billings - FBR - Co-Chairman, Co-CEO

Thank you everybody. We appreciate a great deal you're taking the time and joining us. We look forward to talking to you all next quarter. Take care.

Operator

This concludes today's FBR conference call. You may now disconnect.